Exhibit 99.2



DAMES & MOORE
A DAMES & MOORE GROUP COMPANY

                                              633 Seventeenth Street Suite  2500
                                              Denver, Colorado 80202-3625
                                              303 294 9100  Tel
                                              303 299 7901  Fax



January 6, 1999



Mr. Abmet B. Altinay
General Manager
AuRIC Metallurgical Laboratories
3260 West Directors Row
Salt Lake City, UT 84104


Subject: Determination of Repeatability of the Verified Developed Analytical Procedures for the Blackhawk Project Report


Dear Mr. Altinay:

Dames & Moore is pleased to submit three copies of the above titled report for your review and comment. The report presents the results of the repeatability test program conducted at your facilities December 7 through 11, 1998 by you, Dave Lamberson, and Richard A. Daniele.

If you have any questions on this report, do not hesitate to contact me at 303-299-7819.

Sincerely,
DAMES & MOORE


/s/  Richard A. Daniele
----------------------------
Richard A. Daniele
Chief Metallurgical Engineer

Attachment

                               TABLE OF CONTENTS

1.0   INTRODUCTION ....................................................    1
   1.1  Purpose .......................................................    1
   1.2  Problem .......................................................    1
   1.3  Scope .........................................................    1
2.0   REPEATABILITY PROGRAM ...........................................    2
   2.1  Establish Program Protocol ....................................    2
   2.2  Sample Selection ..............................................    4
   2.3  Sample Preparation ............................................    5
   2.4  Fire Assay Procedure and Analyses .............................    8
   2.5  Chemical Assay Procedure and Analyses .........................   11
3.0   EVALUATION OF ANALYTICAL RESULTS ................................   13
   3.1  Fire Assay Evaluation .........................................   13
   3.2  Chemical Assay Evaluation .....................................   22
4.0   CONCLUSIONS AND RECOMMENDATIONS .................................   24


                                     FIGURES

1. Proposed 1998 Core Drill Program


                                     TABLES

1. Proprietary, Fire Assay Summary
2. Core ID No. 98C-9 (65' through 80')
3. Core 11) No. 98C-9 (215' through 230')
4. Core ID No. 98C-22 (165' through 1SY)
5. Core ID No. 98C-22 (360' through 375')
6. MA-2b Statistical Analysis
7. Blackhawk Core Fire Assay Statistical Analysis
8. Blackhawk Core Chemical Assay Statistical Analysis

                                   APPENDICES

Appendix 1 Assay Reports
           Fire Assays DM-O1OA through DM-033A
           Chemical Assays DM-O lOG through DM-026C
Appendix 2 Fire Assay Record
           DM-O1OA through DM-033A
Appendix 3 Chemical Assay Record
           DM-O1OC though DM-026C
Appendix 4 MA-2b: A Certified Gold Ore Reference Material


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                         DETERMINATION OF REPEATABILITY
                      OF THE VERIFIED DEVELOPED ANALYTICAL
                      PROCEDURES FOR THE BLACKEIAWK PROJECT

                                1.0 INTRODUCTION


AURIC Metallurgical Laboratories (AuRIC), Salt Lake City, Utah has a project with International Gold Corporation (IGC) to perform analyses on core samples from IGC' s precious metals property in Idaho, called the Blackhawk Project. AURIC selected Dames & Moore and their Chief Metallurgical Engineer, Richard A. Daniele, to perform several independent evaluations of the analytical procedures used by AuRIC to determine the gold and silver content of core samples from the Blackhawk Project.

Task No. 1 was a Verification of Validity of Developed Analytical Procedures for the Blackhawk Project. Task No. 2, which this report covers, was a Determination of Repeatability of the Verified Developed Analytical Procedures for the Blackhawk Project.

1.1 Purpose

Dames & Moore was retained to provide an independent evaluation of repeatability of the procedures developed and followed by AuRIC. This report, Determination of Repeatability of the Verified Developed Analytical Procedures for the Blackhawk Project (Report), presents the results of the Dames & Moore evaluation of the second task.

1.2 Problem

The problem, is that two or more analytical laboratories using the same standard fire assay method for gold and silver analysis on splits of the same sample, generally, do not report the same absolute value. In fact, a laboratory running the same sample in duplicate or triplicate is not likely to obtain the same identical result. The range of values obtained for the same sample is referred to as precision or repeatability. Task No. 2 was to determine AuRIC's repeatability using their verified procedure on multiple Blackhawk Project core samples.

1.3 Scope

The Scope of Work performed developed and performed by Dames & Moore was as follows:

o    Select two drill hole cores for study
o Select two samples from each cored hole for analysis o Develop, in conjunction with AuRIC, a Protocol to be followed o Participate in each step of the process from sample selection through sample analysis
o Prepare a report describing the work performed and the results obtained.



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                                  Determination of Repeatability of the Verified
                       Developed Analytical Procedures for the Blackhawk Project
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                            2.0 REPEATABILITY PROGRAM

The Repeatability Program was established to include the following five items.

o    Establish  Program Protocol
o    Sample Selection
o    Sample Preparation
o    Fire Assay Procedure and Analyses
o    Chemical Assay Procedure and Analyses

2.1 Establish Program Protocol

As part of establishing the Protocol, Dames & Moore and AURIC reviewed IGC's drawing, Proposed 1998 Core Drill Program -- Blackhawk Property, Idaho, Figure
1. Figure 1 showed the drill hole locations. The holes drilled in 1998 are preceded by 98C followed by the hole number. AuRIC had in their possession core from drill holes 98C-l, 98C-9, 98C-19, and 98C-22 which had not been analyzed. AuRIC in their earlier work had made approximately 12 analyses of each drill hole including 98C-8, 98C-14, 98C-16, 98C-25, and 98C-27.

The drill holes were drilled from surface to a depth of 500 feet, and the core were split into 1/4 sections. AuRIC appeared to have only 1/4 sections pieces of core at their facility. AuRIC had used core from 98C-14 and 98C-16 for demonstrating their fire assay flux to Dames & Moore as part of Task No. 1.

The protocol was established to include the following items.

1. The 1/4 segment core was available in five-foot increments for each drill hole mentioned above.

2. Dames & Moore choose the drill holes for the test program.

3.   Dames  &  Moore  choose  the   interval   from  each  drill  hole  for  the
     repeatability testing.

4. Crush the selected drill hole segments to approximately minus 1/4 inch and then split the crushed core to make a one kilogram sample.

5. Pulverize approximately one-kilogram of core sample to approximately 100 percent minus 100 mesh.

6. Split the pulverized sample to obtain a 250-gram sample for analysis.

7. Split the 250-gram sample to obtain eight samples for analysis (5 fire assay, 3 chemical assay).

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                       Developed Analytical Procedures for the Blackhawk Project
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8. Conduct three fire assay samples using1/2assay ton size samples, 15 grams.

9. Conduct two fire assay samples using 1.0 assay ton size samples, 30 grams. (After the first set of fire assay samples, 98C-9, -65' through 80', the Protocol was modified to use five 1/2 assay ton samples.).

10. Use the fire assay fluxes as determined in the Task No. 1 project. AuRIC was given the perogative to adjust the flux mixture based on visual observation of the sample and/or results as the testing proceeded.

11. Conduct three chemical assays using assay ton samples, 15 grams.

12. Use an aqua regia leach chemical assay procedure to consist of an initial 100 milliliters (ml) of hydrochloric acid, 35 ml nitric acid, and an additional 50 ml of hydrochloric acid as needed.

13. Filter and wash the chemical assay mixture after dissolving the precious metals.

14. Boil the filtrate to reduce the volume, and add sufficient hydrochloric acid to volatilize the nitric acid.

15. Once all the nitric acid is volatilized, dilute the remaining filtrate with deionized water to 150 ml of volume.

16. Mix methyl isobutyl ketone (MIBK) with 150 ml of precious metal solution to extract the gold.

17. Include a sample of a standard, MA-2b: A Certified Gold Ore Reference Material, with each set of samples.

18. Prepare 1 part per million (ppm) and 5 ppm solution standards in both deionized water and in MIIBK solution for calibration of the Perkin Elmer 403 Flame Atomic Absorption Spectrometer with Deuterium Arc power supply
     (AAS).

19. Analyze the fire assay and chemical assay solutions on the AAS.

20. Establish a sample numbering system as follows; DM-XXXA for fire assay samples and DM-XXXC for chemical samples. Begin the numbering system with DM-OIOA and DM-0lOC for fire assay and chemical assay samples respectively.




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                                  Determination of Repeatability of the Verified
                       Developed Analytical Procedures for the Blackhawk Project
--------------------------------------------------------------------------------



2.2 Sample Selection

Dames & Moore (Richard A. Daniele) selected drill hole cores 98C-9 and 98C-22 for testing. Neither of these core had been analyzed previously. Core 98C-9 was selected as the northeast corner of a rectangle for which analyses were available for the other three corners. Core 98C-22 was selected as the third point of a triangle for which analyses were available for the other two points. The drill hole locations are shown on Figure 1.

On  December  7, 1998 at  approximately  noon Dames & Moore and AURIC  personnel
(Team) began laying out the samples for the repeatability testing program. Selection began with core sample 98C-9, the 0- to 100- foot sack. The core was laid out on a mat on the concrete floor for visual examination. There was no core for the -5 to 10 foot range. There were core for -10, -15, -20 feet; there was no core for --25 feet; and continuous core for -30, -35, -40, -45, -50, -65, -70, - 75, -80, -85, -90, -95, and -100 feet. Dames & Moore chose -65, -70 and
-75 foot core bags for the initial sample. All bags were sealed with wire and the wire was cut to open the bags. Each bag also contained an aluminum tag with the core sample depth imprinted on it. The aluminum tags matched the numbers written on the outside of the plastic bags holding the pieces of core. The section selected (-65 feet through 80 feet) appeared to be hard rock with good 1/4 section core pieces thought to be the rhyolite material. Although the three bags appeared visually similar, the -65-foot bag core appeared to have a little red color and a little more porosity in it. All samples were returned to the 0 to -100 sack except for the three that were chosen.

The second set was chosen from drill hole 98C-9, the -200 feet to -280 feet sack. The plastic bags actually began with -205 feet. There was no -200 foot bag in this particular sack (it may be in the sack ending with 200 feet). The three samples selected from this section were -215, -220 and -225 feet. They were selected primarily because the rock was visually much poorer with a lot of broken material and fines in each bag.

The selection procedure was repeated for the samples for the core from the -215 foot through - 225 foot bags. The -215 foot bag was a mixture of some good pieces of core and some very fragile broken pieces. The retained sample was a large piece of the broken (as large as existed) core and a piece of good core that was broken for retention. The -220 and -225 foot bags were treated in the same way. The -225 foot bag contained only a few pieces of solid core, certainly not any good 1/4 core; therefore, several smaller pieces were retained. The other core samples were returned to the sack. Ml bags were sealed with wire, the wire was cut on the three selected bags, and the aluminum tag information matched the bag information.

Two blue dishpan size containers (pans) were selected and washed. The pans were washed, wiped dry, and then wiped with an acetone type material to ensure that there was no residual contamination from previous use. The pans were used for collecting the samples and selecting pieces of core to retain. Some core was retained from every sample bag to provide a visual example of the material analyzed.

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                                  Determination of Repeatability of the Verified
                       Developed Analytical Procedures for the Blackhawk Project
--------------------------------------------------------------------------------


The core from the -65, -70, and -75 were dumped individually into the pans and then several pieces of core were randomly selected for retention. The remainder in the pan, including any fines, was dumped into the other pan. The two retained pieces from the -65 foot bag included one with a red streak through it. Two pieces were retained from the -70 foot bag, and three pieces of good 1/4 section core were retained from the -75 foot bag.

On Wednesday, December 9 the Team selected samples for sets three and four from core 98C- 22. The two samples selected were in white 5-gallon buckets. Core
98C-22 120 feet to 160 feet and 330 feet to 370 feet. The core range was from -335 through -370 feet, although the bucket wasn't labeled in that manner.

The Team changed the third set sample selection because the -160 foot sample appeared to have poor material; therefore, the Team selected the next 5-gallon container which ranged from -165 through 200 feet. Because of small sample size we chose a 20 foot increment in this case -165, - 170, -175 and -180 feet. The -175 foot core looked to be the best of the four. For sample size approximately 1/3 was the -175 foot, approximately 1/3 the -180 foot, and the final 1/3 was composed of the -165 and -175 foot sections. Each bag was wired and had its own metal tag which properly matched the bag label.

Selected samples for the fourth set were for -360, -365, -370 feet. All three of these five foot increments appeared to have excellent pieces of 1/4 round core. Therefore, the pieces were selected randomly from each bag for the sample. Each bag was wired and had its own metal tag which properly matched the bag label.

2.3 Sample Preparation

Sample preparation includes jaw crushing, roll crushing, pulverizing and splitting. The jaw and roll crushers used were a Denver 4" X 6" jaw and an 8" Stauss roll mill. The pulverizer was a 6" Bico disc pulverizer, and the splitter was a 2 1/2" Sepor riffle.

Jaw Crushing

The samples were crushed initially in the jaw crusher. One of the jaw crusher faces was removed and the jaw crusher was scraped and brushed to remove any residual sample from previous work. After wire brushing the crusher, it was vacuumed inside and outside. As a final cleaning step the crusher was blown with high pressure air. The jaw crusher was inspected inside after cleaning. There was no visible particulate apparent. This procedure was repeated for every sample.

The jaw crusher discharged into a 2-gallon Plexiglas type rectangular bucket. The first sample crushed was the 98C-9 -65 through -75 foot core. The crushed sample was returned to the pan. The crusher was again cleaned prior to crushing the sample 98C-9 -215 through -225 feet. The


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                                  Determination of Repeatability of the Verified
                       Developed Analytical Procedures for the Blackhawk Project
--------------------------------------------------------------------------------


Plexiglass bucket was also cleaned of the fine dust material adhering to it. The internals of the crusher plates were checked and visually appeared clean prior to crushing the next sample.

The crushing and grinding equipment was all cleaned on December 7th after preparing all the 98C-9 samples. Equipment was opened and visually checked. Visually it appeared to be clean. There were no dust or particles to the touch. The sample 98C-22 from -165 through -180 feet was crushed. Visually the sample appeared to have two different materials. A black granular material after crushing and a fine to powdery mud appearing material. The mud appearing material may be the result of ground water passing through the area where the hole was drilled.

Sample -360 through -370 feet was crushed. The jaw crusher was cleaned by the standard cleaning procedure of scraping with a wire brush, vacuuming all the particulate, and finally blowing it clean. This is the typical cleaning procedure for all the crushing and grinding equipment.

Roll Crushing

The next stage in sample preparation was roll crushing. The Stauss roll crusher was cleaned in the same manner as the jaw crusher prior to crushing the samples fUrther. The vacuum was applied to the rolls on the roll crusher. Visually it was obvious that dust was removed by the vacuum. The color of the rolls changed to a steel color. Clean silica sand was run through the roll crusher as an additional cleaning step in order to prevent any residual gold being left on the rolls from previous work.

The silica used for cleaning the roll mill was industrial quartz 4095 which represents 95 percent retained on 40 mesh or coarser. Approximately one kilogram of silica quartz was run through the roll crusher. The cleaning procedure for the roll mill was repeated.

The 98C-9 -265 to -275 foot sample was ground first. The material was run a second time through the roll mill. Visual observation indicated, as the material was poured into the roll mill, that there appeared to be some maximum 1/2" material in what appeared visually as minus 100 mesh material. The material was run through the roll the second time because there appeared to be a few pieces that were approximately 1/4". After the second rolling, there were only one or two pieces that appeared to be 1/4".

The roll mill was cleaned again before the 98C-9, -65 to -75 foot sample was ground. Silica was not run through a second time as it was deemed unnecessary. This sample had two to three times the coarse material as the first sample. After the first grind it was the black looking crystals which were coarser than the gray powder. After the second run through the roll mill the gray color predominated. Visual observation indicated that the finer the material becomes the grayer the predominant color.



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                       Developed Analytical Procedures for the Blackhawk Project
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The core for 98C-22,  -360 through -370 feet was processed through the roll mill twice. During the first pass some pieces, of a slabby nature, were about one inch long. After roll milling there were some 1/4 inch pieces, but after roll milling the second time the larger pieces seemed to be in the 1/8th range, and there were only a small quantity of those. The 98C-22 core sample -165 through -180 feet was run through the roll mill twice. During the first pass the jaw crusher product appeared to be more granular than the previous sample. The granules were 1/4 to 1/2 inch. The roll mill product was rerun a second time. Sample --165 through --180 feet appeared to have a little more moisture in that the roll mill product produced some flakes which on touching with the hand crumbled.

Splitting

The next step was splitting the roll crusher product samples to obtain approximately one kilogram. A Sepor 12 slot riffle splitter was used to reduce the sample. The riffle equipment was blown clean with a high pressure air hose. The splitter sample pans were also blown with a high pressure air hose. The first two samples were weighed prior to splitting. The 98C-9 -65 to - -75 foot sample including pan weighed 4,433 grams. The 98C-9 -215 to -225 foot sample weighed 2,318 grams. The tare for the pan was 423 grams. The tare for the steel splitter pan was 909 grams. The -65 to -75 foot final sample weight was 1,038 grams(1,947 minus the 909). The -215 to -225 foot sample was split once whereas the -65 to -75 foot one was split twice to get the size into the one kilogram range. Rejects were kept in the clear plastic buckets.

For splitting the two 98C-22 core samples, the splitter pans were weighed and amounted to an average of 890 grams. The first 98C-22 sample for splitting was the --165 through -180 feet. The sample was split twice. The selected sample for pulverizing was 900 grams (1,790 grams minus the tare of 890 grams). The -360 through -370 foot sample was split to approximately 1,000 grams. The weight, after two sets of splits, was 1,088 grams (1,978 minus the 890 tare).

Pulverizing

The pulverizer was cleaned on Saturday December 6th and clean silica was run through it. Grinding of the two samples began without any cleaning other than vacuuming and blowing. After cleaning, the pulverizer faces were adjusted to minimize spacing. The first sample ground was the 98C-9, -65 to -75 foot sample. The approximately 1 kilogram sample was run through the Bico pulverizer. A small sample was screened at 100 mesh to estimate coarseness. There was a little plus 100 mesh material. The pulverizer was tightened and the sample was rerun through the pulvenzer. After the second time through the pulverizer, the sample was split down to approximately 250 grams. The final splitting was performed in a ten slot microriffle splitter. Each half of the final split was saved. Both halves were weighed. One half was saved for the analytical work, and the other half was saved for a screen analysis. The screen test was performed with a 100 mesh and a 150 mesh screen to determine the percent minus 100 mesh. The two halves of the sample were weighed. After the tare, one weighed 223 grams and the other 239 grams. The larger sample was saved for analysis, and the smaller sample was screened

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                       Developed Analytical Procedures for the Blackhawk Project
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on a 100 mesh  screen.  On  screening  there  were 6 grams  plus 100 mesh.  This calculated to approximately 97 percent minus 100 mesh (6/223 -- 17). The screen sample was saved separately from the other rejects in case additional analytical sample is needed. The pulverizer was cleaned to run the 98C-9, -265 to -275 foot sample . The pulverizer plate spacing was reduced in order to grind finer. A small sample of the pulverizer grind was checked. It appeared to be about 90 percent minus 100 mesh after one pass so a second pass was undertaken. The sample 98C-9, -265 to -275 was split. There was insufficient material to reach 250 grams; therefore, the final split was resplit again. The two final sample weights were for analysis (275 grams) and for screening (237 grams). The grind on this sample resulted in less than A gram plus 100 mesh, which equates to 99.8 percent minus 100 mesh (236.5/237).

Similar grinding and splitting procedures were followed for the two samples from core 98C-22. Those two samples were from the --165 through --180 feet and --360 through --370 feet depths. Sample 98C-22, -160 through -180 feet was ground to 95 percent minus 100 mesh (95/100); and the -360 through -370 feet was ground to 98 percent minus 100 mesh (98/100).

2.4 Fire Assay Procedure and Analyses

One of the most important elements in fire assaying is the planning of the flux to produce a fluid slag to minimize, to the greatest extent possible, the retention of any precious metals in the fire assay slag. Composition of the fire assay flux was determined by AuRIC in previous work. Auric expended considerable effort in determining appropriate flux composition for three types of Blackhawk project core materials. The core samples selected for this task appeared to be rhyolite material. Based on a rhyolilte material AuRIC selected a flux containing litharge, borax, soda ash, potash, silica, fluorspar, and flour. Because of the considerable effort expended by AuRIC in determining these flux components, the information should be considered proprietary. The proprietary information regarding fluxes was not included in Table 1, Fire Assay Summary.

A summary description of the fire assay analytical process used for the repeatability test program is as follows:

1. Grind approximately 1 kilogram of sample to 95% minus 100 mesh (-106 microns) or finer and split the sample down to 250 grams.

2. In the laboratory split the ground 250 gram sample in a micro riffle splitter to about 20 to 25 grams in each splitter pan.

3. From one pan remove a 15-gram sample and put it into a crucible, take a 15-gram sample from the other pan and put into a second crucible. Make a third sample from the remainder of the two pans and put it into a third crucible.




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

                                                                       Determination of Repeatability of the Verified
                                                            Developed Analytical Procedures for the Blackhawk Project
---------------------------------------------------------------------------------------------------------------------


                                                  PROPRIETARY INFORMATION

                                                         TABLE 1
                                                    FIRE ASSAY SUMMARY
----------------------------------------------------------------------------------------------------------------------
               Wt. Of      Litharage      Borax     Soda Ash     Potash     Silica     Florspar     Nitrate     Flour
Sample No.     Ore (g)       (g)           (g)         (g)         (g)        (g)         (g)         (g)        (g)
----------------------------------------------------------------------------------------------------------------------
DM-010A
through                                                                                                          3.0
DM-012A &
DM-015A
----------------------------------------------------------------------------------------------------------------------
DM-013A &                                                                                                        3.9
DM-014A
----------------------------------------------------------------------------------------------------------------------
DM-016A
through                                                                                                          3.0
DM-033A
----------------------------------------------------------------------------------------------------------------------


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                       Developed Analytical Procedures for the Blackhawk Project
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4.   Split the  remainder  of the sample down to 16 to 20 grams in each pan, and make two more  15-gram  samples  and place  them into the  fourth and fifth crucibles.

5. Clean the splitting equipment.

6. Repeat the splitting procedure on the MA-2b gold standard sample to obtain one 15-gram sample and place it into a crucible. (For the first set of tests, core 98C-9, -65' through 80', the splitting procedure for the crucible sample was not used. The sample was randomly removed from the sample bag and the gold standard jar. Because the analytical results appeared erratic, the splitting procedure was initiated for all the following samples).

7. A predetermined mix of fluxes was added in the same amount to every crucible, the crucibles were placed in an oven, and the mixture smelted.

8. When smelting was completed, the molten mass was poured into an inverted conical mold made of steel. When the sample cooled, the lead button at the point of the cone was separated from the slag on top of the lead button.
     Any residual slag attached to the lead button was meticulously removed.

9. The lead buttons were weighed (98C-9, -215' through 230' was not weighed due to oversight).

      10. The lead buttons were placed in preheated cupels, and the cupels were placed in the oven until all the lead was fumed away. The remaining sphere in the cupel, after fuming, contained the precious metals. The sphere is called the dore.

11. The dores were weighed then placed into a porcelain "parting" (separate gold & silver) dish.

12. Nitric acid was added to dissolve the silver. (Sometimes the remaining gold particle is large enough to see and sometimes large enough to weigh. On the first test the 30-gram sample particles appeared to be large enough to weigh, but the decision was made to dissolve the gold in aqua regia for all dores).

13. After parting was complete, hydrochloric acid was added to make aqua regia and the total dore was dissolved.

14. The parting solution was diluted to 10 milliliters (ml) with deionized water for analysis

15. The atomic absorption spectrometer (AAS) was calibrated with 1 part per million (ppm) gold standard solution and 5 ppm gold standard solutions.



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                       Developed Analytical Procedures for the Blackhawk Project
--------------------------------------------------------------------------------

16. The AAS was used to analyze the 10-milliliter samples. There were 4 to 6 readings taken with the AAS set on 100 average. The readings, depending on the range, were averaged. The AAS was recalibrated with the 1 and 5 ppm standards, and the samples run a second time as a check if there was sufficient solution.

Preparing Standard

The gold standard used for preparing the 1 ppm and 5 ppm standard solutions for calibrating the AAS was VWR Scientific Gold Standards VW421 1-2, May 1998, 1,000 ppm gold, CAS (Au) 7440-57-5. It was a gold chloride soslute in a hydrochloric acid solvent. The procedure to make the 1 ppm and 5 ppm solutions was the written procedure developed for the program. The procedure was meticulously followed.

The MIBK 1 ppm and 5 ppm standards followed the same procedure, but they began with a 50 ppm gold MIBK solution.

Comments

The first set of fire assay samples (DM-O1OA through DM-015A) were scrutinized closely. For.example, the slag characteristics were carefully noted. The slag appeared to have too much borax. The slag was tough and stuck to the top of the lead button. One sample DM-013A, appeared to have some small amount of speiss on it which stuck to part of the slag when the slag was broken away from the lead button. Sample DM-012A broke cleanest of the three 1/2 ton assay slags. The slag color was relatively uniform. The standard sample (DM-O1SA) broke very well. The slag was still tough but it broke clean.

When the cupels were removed from the furnace the visual appearance of the dores was good. The spread area within the cupel was small which is indicative of good slag removal in preparing the lead button for cupelling.

Due to the results from 98C-9, -65 through -75 feet, it was decided that each sample would be selected by using the microsplitter. The sample bag fines were microsplit down to the 15 grams size for each sample. When 98C-9 was first begun
(this includes the fire assay sample for both 98C-9 samples) it was felt that resplitting was unnecessary since the sample had been through multiple splits and ground to approximately 95 percent minus 100 mesh. Since the result of the first series (98C-9, -65 feet through -75 feet) were puzzling the Team decided to prepare each sample by using the microsplitter.

2.5 Chemical Assay Procedure and Analyses

A summary description of the chemical assay analytical process used for the repeatability test program is as follows:


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                       Developed Analytical Procedures for the Blackhawk Project
--------------------------------------------------------------------------------


1. The chemical procedure is simpler, but takes longer. It begins by adding a 15-gram sample to a 200- to 300-milliliter beaker. Three core samples and one MA-2b gold standard were run for each set of samples.

2. Initially 100 milliliters of hydrochloric acid and 35 milliliters of nitric acid to form aqua regia were added to each beaker.

3.   The  sample/aqua  regia  mixture  was cooked on a hot plate.  As the sample
     cooked  and  decreased  in  volume,   an  additional  50   milliliters   of
     hydrochloric acid was added.

4. Once the volume was reduced, the sample was filtered, the beaker washed onto the filter cake, finally the filter cake was washed. All washing was done with deionized water.

5. The samples were now filtrates, and the filtrates were cooked until all the nitric acid was evaporated from the filtrate. Additional hydrochloric acid was added as needed.

6. The filtrate was diluted to 150 milliliters with de-ionized water, then 15 milliliters of methyl isobutyl ketone (MIBK, extracts gold by solvent extraction) was added to the filtrate and shaken for several minutes.

7. The MJBK solution was separated from the filtrate and analyzed by AAS similar to the procedure described in Section 2.4, items 15 and 16.

8.   The AAS was calibrated using MIIBK 1 ppm and 5 ppm gold standards.



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                       Developed Analytical Procedures for the Blackhawk Project
--------------------------------------------------------------------------------



                      3.0 EVALUATION OF ANALYTICAL RESULTS

The  purpose  of  the  Report  is  to  provide  an  independent   evaluation  of
repeatability  of the  procedures  developed  and  followed  by  AuRIC  in their analysis of core samples from IGC's  Blackhawk  project.  Nothing in this Report has any bearing on the accuracy or repeatability  that AuRIC routinely  achieves or may achieve in the future in its analyses.

Repeatability or precision is the degree of reproducability of measurements under a given set of conditions. Specifically, it is a quantitative measure of the variability of a set of measurements compared to their average value. For the fire assay evaluation five samples were used to comprise the set of measurements. For the chemical assay evaluation three samples were used to comprise the set of measurements.

Since the gold content of the samples analyzed for each set was unknown, a standard was required to determine the accuracy of the analyses. Accuracy is a measure of bias in a measurement system. Accuracy was evaluated by comparing the analytical difference of measurements to a reference value, the CANMET gold standard MA-2b: A Certified Gold Ore Reference Material (MA-2b).

The evaluation of the analytical results are presented in two sections as follows:

Fire Assay Evaluation
Chemical Assay Evaluation

The MA-2b reference standard is discussed in detail in the fire assay evaluation section.

3.1 Fire Assay Evaluation

The Protocol (Section 2.1) set forth the fire assay requirements to consist of three 1/2 assay ton samples (15 grams) and two 1 assay ton samples (30 grams).
The fir at sample prepared and analyzed was for core 98C-9 at a depth of 65 feet through 80 feet. The data for this sample is presented in Table 2. After the Table 2 results were obtained and analyzed three items of concern became apparent.

1.   This core contained less than 0.01 troy ounces of gold per short ton of ore
     (opt). This was less gold than any previously analyzed core.

2. Second, the 1/2 assay ton samples and the 1 assay ton samples resulted in significantly different quantities of gold content.

3. The sample was randomly chosen from the sample bag.


                                       13
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
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                                                                     Developed Analytical Procedures for the Blackhawk Project
------------------------------------------------------------------------------------------------------------------------------


                                                                TABLE 2
                                               CORE ID NO. 98C-9 (65' Through 80') (1)
------------------------------------------------------------------------------------------------------------------------------
                                                                                           Solution      Ore content - Au (2)
Sample No.         Assay Method     Sample Size (g)     Button Wt (g)     Dore Wt (mg)     Au (ppm)      ppm             opt
------------------------------------------------------------------------------------------------------------------------------
DM-010A            Fire Assay             15                32.5            0.142             0.3        0.2            0.006
------------------------------------------------------------------------------------------------------------------------------
DM-011A            Fire Assay             15                31.8            0.137             0.3        0.2            0.006
------------------------------------------------------------------------------------------------------------------------------
DM-012A            Fire Assay             15                34.7            0.167             0.44       0.3            0.009
------------------------------------------------------------------------------------------------------------------------------
DM-013A            Fire Assay             30                44.4            0.255             0.10       0.03           0.001
------------------------------------------------------------------------------------------------------------------------------
DM-014A            Fire Assay             30                43.7            0.241             0.18       0.06           0.002
------------------------------------------------------------------------------------------------------------------------------
DM-015A(3)         Fire Assay             15                 --             0.223             3.82       2.54           0.074
------------------------------------------------------------------------------------------------------------------------------
DM-010C            Chemical               15                NA(5)           NA                1.1(6)     1.1            0.032
------------------------------------------------------------------------------------------------------------------------------
DM-011C            Chemical               15                NA              NA                2.2        2.2            0.074
------------------------------------------------------------------------------------------------------------------------------
DM-012C            Chemical               15                NA              NA               14.2       14.2            0.414
------------------------------------------------------------------------------------------------------------------------------
DM-014C(3,4)       Chemical               15                NA              NA               20.0       20.0            0.583
------------------------------------------------------------------------------------------------------------------------------


Notes

(1)  Sample Bage -65', -70', -75'

(2) ppm = parts per milliion = micrograms per gram (ug/g); opt = troy ounces per short ton; ug/g divided by 34.28 = opt

Sample calculation:

                               (Graphic omitted)

(3) Canadian Certified Reference Materials, Gold Ore MA-2b, 0.069 opt, 2.39 ug/g

(4) It was decided to run chemical samples in triplicate after sample numbers were assigned. There was no sample for DM-013C

(5)  NA = not applicable

(6) 15 milliters of MIBK are used to extract the Au from the leach solution; therefore, with a 15 gram feed sample, the Atomic Absorption spectrometer reading is the same as the ore ppm.

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                                  Determination of Repeatability of the Verified
                       Developed Analytical Procedures for the Blackhawk Project
--------------------------------------------------------------------------------


As a result of these three items, the Team decided that using both 1/2 assay ton and 1 assay ton samples added an unnecessary variable and each sample must be selected by using the micro splitter. Therefore, all the following sets of samples were based on 'A assay ton or 15 grams, and were obtained by splitting the entire sample down to 20 to 25 grams.

The data for the other three core samples which were run, 98C-9, at a depth of -215 through --230 feet; 98C-22, -165 feet through -185 feet, and 98C-22, -360 feet through -375 feet are summarized in Tables 3, 4, and S respectively. These Tables also contain the chemical assay information. Support data for the fire assay work is contained in Appendix 1, Assay Reports and Appendix 2, Fire Assay Record.

The five identical samples for each core increment established the data for determining repeatability. To know whether the gold values were accurate it was necessary to run a known gold standard. The CANMET gold standard MA-2b: A
Certified Gold Ore Reference Material, was chosen. The MA-2b information is contained in Appendix 4. One standard sample was run with each set of fire assay samples. The four standard samples provided an opportunity to evaluate AuRIC's repeatability of the MA-2b standard. The statistical analysis was provided for Dames & Moore by Quantitative Decisions to provide expert input. Nevertheless, there are practical limitations to the statistical analysis which is a rigid mathematical approach. At the same time the statistical analysis pointed out areas where repeatability could be improved. These two items are discussed in more detail in accuracy and repeatability below.

Accuracy

The accuracy of the AURIC analyses reported in Tables 2 through 5 is reflected in the results for the reference material, MA-2b. Each measurement was performed on a 15-gram sample. Table 6, MA-2b Statistical Analysis reproduces the MA-2b results along with a statistical summary. A significant item to note is that the analysis compares data from five controlled samples from 14 laboratories with four AURIC MA-2b samples that were run at different times and under different conditions.

The mean ore result for AURIC is 2.44 ppm (0.07 1 opt). CANMET "recommends" a value of 2.39 +/- 0.05 ppm as the true standard concentration. The AURIC mean is within the range of the recommended value. This is an indication that the AURIC measurements on the average are accurate. Among the 15 sets of data (one laboratory did 2 sets of 5) two laboratories were below the recommended range, six were above the range, and seven (46.7%) were within the range. The statistical analysis looks at the entire set of data and not how individual laboratories performed compared to the assigned true value.

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

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                                                                     Developed Analytical Procedures for the Blackhawk Project
------------------------------------------------------------------------------------------------------------------------------


                                                                TABLE 3
                                               CORE ID NO. 98C-9 (215' Through 230') (1)
------------------------------------------------------------------------------------------------------------------------------
                                                                                           Solution      Ore content - Au (2)
Sample No.         Assay Method     Sample Size (g)     Button Wt (g)     Dore Wt (mg)     Au (ppm)      ppm             opt
------------------------------------------------------------------------------------------------------------------------------
DM-016A            Fire Assay             15                --              0.149             0.1        0.07           0.002
------------------------------------------------------------------------------------------------------------------------------
DM-017A            Fire Assay             15                --              0.149             0.2        0.13           0.004
------------------------------------------------------------------------------------------------------------------------------
DM-018A            Fire Assay             15                --              0.149             0.1        0.07           0.002
------------------------------------------------------------------------------------------------------------------------------
DM-019A            Fire Assay             15                --              0.150             0.2        0.13           0.004
------------------------------------------------------------------------------------------------------------------------------
DM-020A            Fire Assay             15                --              0.157             0.24       0.16           0.005
------------------------------------------------------------------------------------------------------------------------------
DM-021A(3)         Fire Assay             15                --              0.217             3.35       2.23           0.065
------------------------------------------------------------------------------------------------------------------------------
DM-015C            Chemical               15                NA(4)           NA                0 (5)      0              0
------------------------------------------------------------------------------------------------------------------------------
DM-016C            Chemical               15                NA              NA                2.2        2.3            0.067
------------------------------------------------------------------------------------------------------------------------------
DM-017C            Chemical               15                NA              NA                1.7        1.7            0.050
------------------------------------------------------------------------------------------------------------------------------
DM-018C(3)         Chemical               15                NA              NA                7.2        7.2            0.210
------------------------------------------------------------------------------------------------------------------------------

Notes:

(1)  Sample bags -215', -220', -225'

(2) ppm = parts per million = micrograms per gram (ug/g); opt = troy ounces per short ton; ug/g divided by 34.28 = opt

Sample calculation:

                               (Graphic omitted)

(3) Canadian Certified Reference Materials, Gold Ore MA-2b, 0.069 opt, 2.39 ug/g, 0.069 opt

(4)  NA = not applicable

(5)  15 milliters of MIBK are used to extract the gold from the leach  solution;
     therefore,   with  a  15  gram   feed   sample,   the   Atomic   Absorption
     Spectrophotometer reading is the same as the ore ppm.

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

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                                                                     Developed Analytical Procedures for the Blackhawk Project
------------------------------------------------------------------------------------------------------------------------------


                                                                TABLE 4
                                               CORE ID NO. 98C-22 (165' Through 185') (1)
------------------------------------------------------------------------------------------------------------------------------
                                                                                           Solution      Ore content - Au (2)
Sample No.         Assay Method     Sample Size (g)     Button Wt (g)     Dore Wt (mg)     Au (ppm)      ppm             opt
------------------------------------------------------------------------------------------------------------------------------
DM-022A            Fire Assay             15                35.0             0.134             4.3        2.87           0.084
------------------------------------------------------------------------------------------------------------------------------
DM-023A            Fire Assay             15                34.1             0.146             5.2        3.47           0.101
------------------------------------------------------------------------------------------------------------------------------
DM-024A            Fire Assay             15                33.9             0.156             6.1        4.07           0.119
------------------------------------------------------------------------------------------------------------------------------
DM-025A            Fire Assay             15                34.9             0.156             4.7        3.13           0.091
------------------------------------------------------------------------------------------------------------------------------
DM-026A            Fire Assay             15                35.6             0.136             5.1        3.40           0.099
------------------------------------------------------------------------------------------------------------------------------
DM-027A(3)         Fire Assay             15                35.2             0.200             3.5        2.33           0.068
------------------------------------------------------------------------------------------------------------------------------
DM-019C            Chemical               15                NA(4)            NA                3.0(5)     3.0            0.088
------------------------------------------------------------------------------------------------------------------------------
DM-020C            Chemical               15                NA               NA                3.2        3.2            0.093
------------------------------------------------------------------------------------------------------------------------------
DM-021C            Chemical               15                NA               NA                2.8        2.8            0.082
------------------------------------------------------------------------------------------------------------------------------
DM-022C(3)         Chemical               15                NA               NA                3.4        3.4            0.099
------------------------------------------------------------------------------------------------------------------------------

Notes:

(1)  Sample bags -165',  -170',  -175',  -180', core insufficient from -165' and
     170'

(2) ppm = parts per million = micrograms per gram (ug/g); opt = troy ounces per short ton; ug/g divided by 34.28 = opt

Sample calculation:

                               (Graphic omitted)

(3) Canadian Certified Reference Materials, Gold Ore MA-2b, 0.069 opt, 2.39 ug/g, 0.069 opt

(4)  NA = not applicable

(5)  15 milliters of MIBK are used to extract the gold from the leach  solution;
     therefore,   with  a  15  gram   feed   sample,   the   Atomic   Absorption
     Spectrophotometer reading is the same as the ore ppm.

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

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                                                                     Developed Analytical Procedures for the Blackhawk Project
------------------------------------------------------------------------------------------------------------------------------


                                                                TABLE 5
                                               CORE ID NO. 98C-22 (360' Through 375') (1)
------------------------------------------------------------------------------------------------------------------------------
                                                                                           Solution      Ore content - Au (2)
Sample No.         Assay Method     Sample Size (g)     Button Wt (g)     Dore Wt (mg)     Au (ppm)      ppm             opt
------------------------------------------------------------------------------------------------------------------------------
DM-028A            Fire Assay             15                35.1             0.144             4.7        3.13          0.091
------------------------------------------------------------------------------------------------------------------------------
DM-029A            Fire Assay             15                34.1             0.142             5.0        3.33          0.097
------------------------------------------------------------------------------------------------------------------------------
DM-030A            Fire Assay             15                35.0             0.140             5.3        3.53          0.103
------------------------------------------------------------------------------------------------------------------------------
DM-031A            Fire Assay             15                35.6             0.144             5.2        3.47          0.101
------------------------------------------------------------------------------------------------------------------------------
DM-032A            Fire Assay             15                32.2(4)          0.130             4.7        3.13          0.091
------------------------------------------------------------------------------------------------------------------------------
DM-033A(3)         Fire Assay             15                35.0             0.197             4.0        2.67          0.078
------------------------------------------------------------------------------------------------------------------------------
DM-023C            Chemical               15                NA(5)            NA                3.5(6)     3.5           0.102
------------------------------------------------------------------------------------------------------------------------------
DM-024C            Chemical               15                NA               NA                2.9        2.9           0.085
------------------------------------------------------------------------------------------------------------------------------
DM-025C            Chemical               15                NA               NA                3.2        3.2           0.093
------------------------------------------------------------------------------------------------------------------------------
DM-026C(3)         Chemical               15                NA               NA                3.2        3.2           0.093
------------------------------------------------------------------------------------------------------------------------------

Notes:

(1)  Sample bags -360', -365', -370'

(2) ppm = parts per million = micrograms per gram (ug/g); opt = troy ounces per short ton; ug/g divided by 34.28 = opt

Sample calculation:

                               (Graphic omitted)

(3) Canadian Certified Reference Materials, Gold Ore MA-2b, 0.069 opt, 2.39 ug/g, 0.069 opt

(4) A duplicate amount of NA2CO3 or K2CO3 was added to this sample by mistake

(5)  NA = not applicable

(6)  15 milliters of MIBK are used to extract the gold from the leach  solution;
     therefore,   with  a  15  gram   feed   sample,   the   Atomic   Absorption
     Spectrophotometer reading is the same as the ore ppm.

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
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                                                                Determination of Repeatability of the Verified
                                                     Developed Analytical Procedures for the Blackhawk Project
--------------------------------------------------------------------------------------------------------------

                                                      TABLE 6
                                            MA-2b STATISTICAL ANALYSIS
--------------------------------------------------------------------------------------------------------------
                                                             Solution            Ore               Ore
  Sample                 Dore               Dore/mg           (ppm)              ppm)              (opt)
--------------------------------------------------------------------------------------------------------------
DM-015A                  0.223               14.9             3.82               2.55              0.0743
DM-021A                  0.217               14.5             3.35               2.23              0.0651
DM-027A                  0.200               13.3             3.50               2.33              0.0681
DM-033A                  0.197               13.1             4.0                2.67              0.0778
    N                     4                   4                4                  4                  4
Mean                    0.209                14.0             3.668              2.445             0.0713
S.D.                    0.013               0.847             0.296              0.197             0.0058
S.D./Mean               6.07%               6.07%             8.07%              8.07%             8.07%
S.F                     0.006               0.424             0.148              0.099             0.003
T                       4.177               4.177             4.177              4.177             4.177
LCL (mean)              0.183               12.180            3.050              2.033             0.059
UCL (mean)              0.23 6              15.720            4.285              2.857             0.083

Notes: N is the number of results, Mean is their avenge, S.D. is their standard deviation estimate, S.E. is their standard error, t is the 97.5 percentage point of the Student T distribution with N-i degrees of freedom, and LCL and UCL are lower and upper confidence limits for the mean, respectively. The column headed
"dore/mg" computes the dore weight per milligram of original sample (dore weights divided by 15,000 milligrams). All other columns of data are reproduced from Tables 2 through 5.

Repeatability

The variation in the four AURIC reference measurements is relatively high. Their standard deviation is 0.197 ppm (about 8% of the total concentration). By comparison, the results reported by 14 laboratories using the same technique:
Fire Assay-Atomic  Absorption Spectroscopy (FA-AAS) a typical standard deviation
(estimated usually from five results) is 0.055 ppm (about 2% of the total concentration), with the largest standard at 0.173 ppm (about 7% of the total).
Eleven of the 14 laboratories  achieved a standard  deviation less than 0.10 ppm
(about 4% of the total).

The AuRIC standard  deviation is higher than any reported by the 14 laboratories including CANMET. However,  standard deviations estimated from a small number of
measurements  (4)  can  vary  enormously  by  chance  alone.   Although  AuRIC's
performance in measuring the reference  material was less  repeatable  than most other  laboratories  (8% versus 4%), it is  difficult to say exactly how precise
AuRIC' s  performance  really was on the MA-2b sample  because  there are so few data. In addition, AURIC was not running the standard for repeatability,  but as a check on  accuracy  and to insure  that  contamination  was not  entering  the analytical procedure. This objective was met.


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                                  Determination of Repeatability of the Verified
                       Developed Analytical Procedures for the Blackhawk Project
--------------------------------------------------------------------------------


Blackhawk Core

Tables 2 through 5 supply the additional data relevant to assessing the repeatability of AiROC s results on the core samples. Four different sections of core, each 15 to 20 feet long, were repeatedly ground, sieved, and split to produce a homogeneous material. Samples of this material, typically 15 grams in weight, were analyzed by FA-AAS. For each core, five samples were analyzed by FA-AAS. Variation in the results for each core will be due to four major causes:

1. Variation in actual gold content (and other physical properties) from sample to sample.

2. Variation in the results of the fire-assay pre-concentration (% minus 100 mesh) step leading to production of a dore.

3. Variation in the physical and analytical separation of gold from the dore, leading to production of a standard 10 milliliter liquid solution.

4. Analytical variation ("random error") in the atomic absorption finishing step.

The standard deviations of the FA-AAS results for each core estimate the total variation contributed by all causes. Therefore, these standard deviations will tend to overestimate the variation contributed by the last three steps, which constitute the FA-AAS technique. Table 7, Blackhawk Core Fire Assay Statistical
Analysis, summarizes the data from Tables 2 through 5.

The summaries show the average measurements of the dore weights normalized by original sample weight, (dore weight divided by 15,000 milligrams) and their standard deviations. The dore standard deviations estimate variation due to causes 1 and 2 above. The summaries show the average analytical results and their standard deviations. The analytical standard deviations estimate variation due to all causes, and are therefore expected to be larger than the dore standard deviations (as a proportion of the average).

Although the statistical analysis for core 98C-9 is presented in Table 7, there are valid reasons why this data should not be used in judging the repeatability performance of AuRIC. The reasons include the following:

1. Since the gold concentration was so unexpectedly low (first time), a good proportion of the standard deviation value may be due to rounding the atomic absorption spectrometer solution reading to a single significant digit.

2. As evidenced by the increase from 2.3% to 3 8.2% relative standard deviation in the core 98C-22, -215 to 230 foot section, analytical variation can be relatively much larger at small concentrations.

3. Sample--65 to 80 feet had both 15 (3) and 30 (2) gram samples in the set of five.


                                       20
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                                  Determination of Repeatability of the Verified
                       Developed Analytical Procedures for the Blackhawk Project
--------------------------------------------------------------------------------


                                               TABLE 7
                           BLACKHAWK CORE FIRE ASSAY STATISTICAL ANALYSIS

   Core ID
     No.     Depth                 Statistic                    Value        S.D./Mean
                                                          ------------------------------
   98C-9    65'-80'           Count of Ore (ppm)                     5
                              Average of Ore (ppm)               0.157
                              S.D. of Ore (ppm)                  0.108          68.9%
                              Average of Dore/mg                 9.253
                              S.D. of Dore/mg                    1.189          12.8%
                                                          ------------------------------
           215'-230'          Count of Ore (ppm)                     5
                              Average of Ore (ppm)               0.112
                              S.D. of Ore (ppm)                  0.043          38.2%
                              Average of Dore/mg                10.053
                              S.D. of Dore/mg                    0.233           2.3%
                                                          ------------------------------
   98C-22  165'-185'          Count of Ore (ppm)                     5
                              Average of Ore (ppm)               3.387
                              S.D. of Ore (ppm)                  0.448          13.2%
                              Average of Dorelmg                 9.707
                              S.D. of Dore/mg                    0.702           7.2%
                                                          -------------------------------
           360'-375'          Count of Ore (ppm)                     5
                              Average of Ore (ppm)               3.320
                              S.D. of Ore (ppm)                  0.185           5.6%
                              Average of Dore/mg                 9.333
                              S.D. of Dore/mg                    0.389           4.2%
                                                          -------------------------------


4. The samples were randomly selected from the sample bag and not selected by using the micro splitter.

The AAS solution readings of 0.1 to 0.5 ppm are significantly below the lower limit used for calibration, 1.0 ppm. Even though the instrument calibration curve is a straight line from 0 to 15 ppm, these low values, especially since they were single digit readings, could contribute to the variance. This is likely since the standard deviation for the normalized dore weights for both 98C-9 samples were much lower when compared to the standard deviations of the ore (12.8% vs. 68.9%, and 2.3% vs. 38.2%). If this were a scientific study, AuRIC has the capability to use its Perkin Elmer Zeeman 5100 AAS to read parts per billion (0.245 instead of 0.2). However, from a practical economic standpoint of gold content, the analyses would have just been repeated.



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                                  Determination of Repeatability of the Verified
                       Developed Analytical Procedures for the Blackhawk Project
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Therefore,  the  results  for  hole  98C-22  may  be  better  predictors  of the repeatability achieved. The relative standard deviations of 13.2% and 5.6% are comparable to the 8.1% achieved for the four reference measurements (Table 6). The relative standard deviations of 7.2% and 4.2% for the normalized dore weights are comparable to the relative standard deviation of 6.1% achieved for the four reference measurements (Table 6) and the normalized dore weights for core 98C-9.

Compared to the variation in concentrations from one core to another (which is an order of magnitude), these relative standard deviations are extremely small, so the repeatability is excellent. Although the relative standard deviations achieved in the controlled MA-2b tests were somewhat better (1% to 7% range with 78.5% of FA-AAS labs at 4%), ranges of standard deviations for other reputable laboratories for typical precious metal analyses are generally in the five to 10 percent range.

Note that significant variation is introduced between weighing the dore and producing an analytical result. There are two possible reasons. First, the gold content of the dores may vary. Second, the chemical dissolution and subsequent measurement by AAS introduce analytical variation The dissolution/measurement variance suggests that more precision in measuring and reporting the solution concentrations can contribute materially to improving the repeatability. For example, record five or six 100 average AAS readings to as many decimal places as provided and average those readings.

3.2 Chemical Assay Evaluation

As planned in the Protocol, the core samples were run in triplicate for each test set by chemical assay techniques, along with one standard sample. The chemical assay data for each core section tested are also contained in Tables 2, 3, 4, and 5 as discussed in Section 3.1. Additional support data for the chemical assay evaluation is contained in Appendix, 1 Assay Reports, and Appendix 3, Chemical Assay Record.

Table 8, Blackhawk Core Chemical Assay Statistical Analysis, contains a summary similar to Table 7 using the chemical results reported in Tables 2 through 5. For the chemical method each measurement was repeated three times along with the standard. The results for hole 98C-9 are highly variable and are not used for the same reasons discussed in Section 3.1.

The results for 98C-22 show relative standard deviations of 8.3% and 7.7%, comparable to the repeatability achieved by FA-AAS. The gold values for the two 98C-22 sets were slightly lower in the chemical assay procedure compared to fire assay.

The MA-2b standard sample also had a level of repeatability; however, the results were approximately 40 percent higher than the standard value. This causes some concern. As was the case for fire assay, the MA-2b standard samples were run for other reasons as discussed in Section 3.1. The MA-2b: Certified Gold Ore Reference Material Report indicated that those laboratories that used a chemical assay approach also had the biggest variance in results. The

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                                  Determination of Repeatability of the Verified
                       Developed Analytical Procedures for the Blackhawk Project
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                                     TABLE 8
               BLACKHAWK CORE CHEMICAL ASSAY STATISTICAL ANALYSIS


 Core ID
   No.           Depth          Statistic                Value        S.D./Mean
                                                         -----------------------
  98C-9         65'-80'   Count of Ore (ppm)                  4
                          Average of Ore (ppm)            9.325
                          S.D. of Ore (ppm)               9.206           98.7%
                                                         -----------------------
              215'-230'   Count of Ore (ppm)                  4
                          Average of Ore (ppm)            2.775
                          S.D. of Ore (ppm)               3.097          111.6%
                                                         -----------------------
              165'-185'   Count of Ore (ppm)                  4
                          Average of Ore (ppm)            3.100
                          S.D. of Ore (ppm)               0.258            8.3%
                                                         -----------------------
              360'-375'   Count of Ore (ppm)                  4
                          Average of Ore (ppm)            3.200
                          S.D. of Ore (ppm)               0.245            7.7%
                                                         -----------------------

MA-2b information indicates that both the highest and lowest values for the standard were obtained by the chemical assay method.

The AuRIC results on the CANMET standard indicate that further work may be necessary to develop a more effective chemical extraction procedure for the standard. It would appear that either the aqua regia approach alone may not be effective enough or the three separate standard runs under different conditions influenced the results, or a combination of both. A rerun to establish improved repeatability on the MA-2b standard should be considered.




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                                  Determination of Repeatability of the Verified
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--------------------------------------------------------------------------------



                       4.0 CONCLUSIONS AND RECOMMENDATIONS

Dames & Moore participated in a series of fire assay and chemical assay tests at the AuRIC Metallurgical Laboratories facility in Salt Lake City, Utah on December 7 through 11, 1998. The purpose was to determine the repeatability of the developed analytical procedures for the Blackhawk Project. The extent of participation including decisions on sample selection is described in Section 1.3, Scope. Dames & Moore drew on its recent experience in auditing AuRIC for Verification of Validity of Developed Analytical Procedures for the Blackhawk Project. Based on this information Dames & Moore has drawn the following conclusions:

o Compared to the variation in concentrations from one core to another (which is an order of magnitude), the relative standard deviations were small; therefore, the repeatability was good.

o AuRIC's mean ore result on a CANMET standard run with each set of samples was within the recommended value range. This indicates that the AURIC measurements, on the average, were accurate.

o The initial decisions to analyze three V2 assay ton (15 grams) and two 1 assay ton (30 grams) samples, and not to micro split each sample was not a good one. A change to five V2 assay ton samples and to select every sample by micro splitting was instituted after the first core 98C-9 samples were analyzed.

o Samples with less than 0.5 parts per million (ppm) gold in the solution (less 033 ppm, = C 0.01 opt ore) were reported for repeatability, but not considered in the repeatability evaluation. The chemical dissolution and subsequent measurement by the atomic absorption spectrometer (AAS) appeared to introduce significant statistical variation as the result of AAS solution readings being a single significant digit.

o The results for hole 98C-22 were better predictors of the repeatability achieved. The relative standard deviations of 13.2 percent and 5.6 percent for the fire assay and 8.3 percent and 7.7 percent for chemical assay on core 98C-22 were good.

o The variation introduced between weighing the dore and producing an analytical result likely occurs because more variables enter the procedure with each additional step.

o A realistic acceptable standard deviation for routine fire assay and chemical assay analyses needs to be established.

Now  that  the   repeatabilty   test  work  has  been  completed  and  the  data
statistically analyzed several recommendations are presented as follows:


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                                  Determination of Repeatability of the Verified
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--------------------------------------------------------------------------------



o Establish a realistic acceptable standard deviation for routine fire assay and chemical assay analyses. Using the standard deviations obtained in determining gold standards may be too stringent a specification for routine work.

o Grind all Blackhawk core samples to 100 percent minus 150 mesh. This is based on the MA- 2b standard being 100 percent minus 200 mesh and smaller standard deviations on the Blackhawk core with the finer grinds.

o Micro split all sample material for sample selection.

o Perform a controlled chemical assay repeatability test on the MA-2b standard with five replicate samples to demonstrate AuRIC's ability to meet the repeatability established by the laboratories in the standard development program.

o Since core 98C-9 was eliminated, consider performing another repeatability test on four core with five replicate samples.

o Send the MA-2b standard and a Blackhawk core sample to one or two laboratories as unknowns for which umpire level analyses are needed. Compare those results to AuRIC's and the MA-2b report.

o For future core analyses, select a depth range such as -100 to -200 feet, analyze those core in five foot increments, and provide the data to the geologic mine modeler. Have the modeler do a preliminary model and obtain his recommendation on needed accuracy and repeatability.






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                                                                   Dames & Moore